Exhibit 99.1

CORPORATE PARTICIPANTS

Mike Steele OfficeMax Incorporated—VP,IR

Ravi Saligram OfficeMax Incorporated—CEO, President and Director

Bruce Besanko OfficeMax Incorporated—Chief Admin. Officer, CFO and EVP

Michael Lewis OfficeMax Incorporated—Pres-Retail

John Kenning OfficeMax Incorporated—EVP, Pres-Contract Business

CONFERENCE CALL PARTICIPANTS

Oliver Wintermantel ISI Group—Analyst

Matthew Fassler Goldman Sachs—Analyst

Brad Thomas KeyBanc Capital Markets—Analyst

Michael Lasser UBS—Analyst

Gary Balter Credit Suisse—Analyst

PRESENTATION

Operator

Good morning, my name is Marley and I will be your conference facilitator today. At this time, I would like to welcome everyone to the OfficeMax first-quarter 2013 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. (Operator instructions).

It is now my pleasure to introduce you introduce you to Mike Steele, Vice President of Investor Relations of OfficeMax. Mr. Steele, you may begin your conference.

Mike Steele - OfficeMax Incorporated - VP,IR

Good morning. Thanks for joining us. Today’s call will be archived on our website for one year and is available as both a webcast and a podcast.

Certain statements made on this call and other written or oral statements made by or on behalf of the Company constitute forward-looking statements within the meanings of the federal securities laws. Management believes that these forward-looking statements are reasonable. However, the Company cannot guarantee that actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made.

The Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors which may cause results to differ from expectations are included in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.

In addition, we may make statements on this call concerning our pending merger with Office Depot. These statements are not an offer to sell any securities or the solicitation of any vote by or on behalf of OfficeMax or Office Depot or their respective directors and executive officers. Investors should read the joint proxy statement and prospectus included in the Registration Statement on Form S-4 filed by Office Depot with the SEC. These documents contain important information concerning the merger and can be obtained for free at the SEC’s website or by contacting Investor Relations.

Now I’ll turn the call over to our CEO, Ravi Saligram.

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Thank you, Mike. Good morning, everyone, and thank you for joining us. It is nice to have some time with you again this morning.

The last earnings call we hosted was in November on Election Day. Much has happened since that time. And while we posted a year-end 2012 script in February, I would like to take a moment to recap some of the highlights from the year.

In 2012, our associates delivered significant progress on our strategic plan which resulted in positive changes for the business and meaningful margin improvement during the year. Full year 2012 adjusted operating income was up 18%. Adjusted operating margin was up 30 basis points, adjusted EPS was up 28% and cash from operations was $185 million, which has more than tripled the prior year.

Additionally, US Contract grew 2.3% after adjusting for the 53rd week. We booked double-digit growth in our key commerce initiatives, gained traction in our key growth adjacencies and aggressively optimized our US Retail store network. For more information about our progress, please refer to the introductory section of our Annual Report posted within the Investor Relations portion of our website.

As you know, in February we announced a proposed merger of equals with Office Depot. Without question, this event is a highlight of our first quarter. This historic merger of two Fortune 500 companies offers the potential to create a stronger, more efficient global provider, better able to meet the growing challenges of a rapidly changing industry. The proposed merger which was unanimously approved by the Boards of Directors of both Companies creates the platform needed to more rapidly scale the great ideas that exist within each Company, in turn accelerating innovation, improving the customer experience and building real competitive advantage.

The compelling cost synergy opportunity in the range of $400 million-$600 million by the third year following transaction close, clearly provides financial performance, enhanced financial performance for the combined Company. While a significant portion of the cost synergies are expected to drop to the bottom line of the combined Company there is also the opportunity for some of the synergies to be reinvested in initiatives that benefit the customer. All of this creates long-term opportunity for our shareholders, customers, vendors, associates and other stakeholders.

Within the quarter, we also addressed two important matters that fully closed out our balance sheet assessment. First, we terminated the sale process for our Croxley business in New Zealand since we did not receive offers that reflected the true value of the business. And second, it brings me great pleasure to announce the return of approximately $130 million to our OfficeMax shareholders in the form of a special dividend of $1.50 per share of common stock. This dividend represents a return of the monetized portion of the Boise investment.

As a reminder, we continue to retain 20% ownership in Boise Cascade Holdings, which represents an indirect stake of approximately 6 million shares of Boise Cascade Company, which recently filed an IPO.

Turning to first-quarter results, the first three months of the year unfolded against a backdrop of continued economic uncertainty. Our sales continued to be negatively impacted by customers reducing spend across all of our business segments and our adjusted sales were 4.3% lower than prior year. The sales weakness that we experienced in late 2012 deepened more than expected in the first quarter as our customers remained cautious in their spending. We believe uncertainty related to cuts in public sector spending associated with the sequestration, the payroll tax hike, and changes in healthcare laws have meaningfully impacted customer behavior.

Sales in the quarter were also negatively impacted by nearly 1 point due to a shift in the timing of the New Year and Easter versus the prior year.

Gross margin improved slightly for the quarter, but was not enough to offset the decline in sales volumes. We continue to drive cost reductions and prudent use of capital as we navigate this challenging environment.

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A key challenge going forward remains restoring topline growth. Consequently, we continue to develop, test, and implement innovations aimed at driving growth and enabling us to build deeper connections with our customers.

In the first quarter, we delivered on a number of key initiatives. We were pleased to introduce our new OfficeMax Business Solutions Center. The new store format is the first of its kind for OfficeMax in the US, offering 5,000 square feet of specially tailored business services, solutions and products, delivered by expert associates to help local entrepreneurs grow their businesses. We believe this format will be most effective in trade areas that have a high concentration of small businesses. We continue to drive our multichannel initiatives and improve the capabilities of our digital properties.

We continue the rollout of our in-store service offerings, specifically designed to support the needs of small businesses. And our merchants increased their efforts to develop new categories to attract customers to our stores.

So here is what we plan to cover today. I will share highlights from the first quarter and update you on the forward progress of our key initiatives. Then, Bruce will walk through the financial details of the quarter as well as our outlook. I will close with an update on merger activities and then we’ll move on to Q&A.

Let’s turn to our Contract segment performance. Sales in the US Contract business, which includes our digital initiatives, declined 3.5% during the first quarter. However, Contract segment gross profit margin remains strong, increasing 30 basis points from a year ago. We believe the primary reason for the decline in sales is significantly reduced purchases from our existing large and enterprise customers. In particular, we saw weak demand within the federal government and education sectors. While we maintain a high quarterly customer retention rate of greater than 92%, our new business implementations did not occur as fast as we expected and as such were unable to offset losses.

Of particular note, we continued to make good progress with new account acquisitions in the small and medium business growth adjacencies as we expanded this initiative into [core] markets. We also maintained high double-digit growth rates in facilities products. Overall, declining sales in the Contract segment translated to significantly lower segment income in the first quarter.

Further impacting our Contract business was an international sales decline of 5.4% in local currency versus the prior year, which was negatively impacted by approximately 3 percentage points due to pure business dates this year. Sales declines in Canada and to a lesser extent in New Zealand were slightly offset by modest growth in Australia.

Turning to our digital initiatives, we have been making and will continue to make significant investments in our e-commerce platform. These investments have proven to be beneficial to topline growth and are key levers in delivering the multichannel experience today’s customers want and expect.

Some specific digital highlights for this quarter include — we increased traffic to our websites and drove significant improvement in commercial rates. This resulted in double-digit sales growth for officemax.com. We implemented five website releases related to content and navigation enhancements during the quarter including a search engine upgrade for all — for our [OfficeMax workplace.com] business-to-business ecommerce platform.

Also, we enhanced the checkout experience and enriched the overall content of our websites. Back in November, we launched an omni-channel initiative online store pick up where our customers can conveniently buy products online and pick them up in our stores within two hours. During the first quarter, we saw increased utilization of this capability and our order fill rate has steadily improved since launch.

Moving on to our Retail business. First quarter, US same-store sales comps declined 5.7%. The business experienced softness across all product categories with the steepest declines overall in PCs, reflecting the well-documented industry challenges. At the same time, we continued to narrow our focus in the technology category to products geared to the small business customer and, in general, are taking a more cautious approach and have been significantly shrinking our PC assortments.

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Our modified approach to technology offerings yielded a more balanced inventory mix of PC tablets and mobile accessories in the first quarter providing an appropriate level of product selection for the customer while managing inventory risk. Consequently we required significantly less PC clearance through the end of Q1 as compared to the prior year.

Controlled but adequate use of promotional activity kept customer margins higher in the Retail business. We continued to build momentum with our in-store services in the first quarter. This is partially due to the launch of four new services in Q1, including the national rollout of Go Daddy web services and My Media cloud services. We expect to continue to launch more services each remaining quarter in 2013.

We are also significantly increasing our training for our store associates, enabling them to provide the consultative services and solutions our small-business customers demand and to increase attachment sales and develop relationships that drive repeat business.

Our differentiated service offerings cater to the value-conscious small business owner and are an important enabler of the transformation of our Retail segment. We achieved a strong improvement in our customer satisfaction rate in our Retail portfolio and a higher year-over-year conversion rate during the first quarter. As we continue to challenge ourselves to streamline our Retail cost structure, our team successfully improved scheduling efficiency without impacting the customer experience.

Last year, I provided you with specific retail initiatives aimed at improving our day-to-day retail execution amidst industrywide structural challenges. Let me provide you with an update.

First, we continued to rationalize our domestic store network and focus on strong cost controls in our stores. We closed 46 stores in 2012 and another five stores in the first quarter. We removed approximately 6 million gross square feet of store space in the US since the beginning of 2005. We expect to close a total of 15 to 20 stores this year, along with selective relocations and downsizes. These steps to optimize square footage are held by a flexible portfolio of lease commitments.

Looking out beyond this year, greater than 85% of our store leases are scheduled to expire during the five-year period of 2014 through 2018.

In 2013, we will also introduce a smaller format store in Milwaukee and in Portland as a pilot program. The new format stores are geared specifically to serve the needs of the small business customer. Early feedback on these stores indicate that the new design of the store’s strengthened associate consultative capability and the small business-oriented product and service offerings are being well-received by customers. An officemax.com kiosk in the store provides customers with endless access to thousands of additional products. We continue to evaluate additional sites in urban locations with a high density of small businesses where we can provide services and solutions to small-business needs.

Second, we continue to drive innovation in our existing store portfolio. We introduced the first of five remodeled laboratory stores intended to provide an environment for fast, continuous experimentation to drive traffic conversion and customer satisfaction. The laboratory stores will provide an exciting look at how we can bring multiple innovations together to transform the customer experience through a solutions-driven approach.

In addition to an overall remodel, the laboratory store now offers a broader assortment of tablets and mobile accessories in our tech area, a new furniture layout that enables customers to try a variety of solutions tailored to their work environment, better integration of service offerings within our print and tech centers, and an expanded solution center for cleaning, breakroom and janitorial supplies. Successful aspects of the pilot programs are expected to be rolled out into 100 accelerator stores in eight markets.

Moving to our Mexico Retail operations. Same-store sales decreased 2.1% on a local currency basis, driven by weakness in the technology category. There were 90 OfficeMax stores in Mexico as of the end of the first quarter and it continues to be a profitable growth adjacency to our business.

At this point I will turn it over to Bruce for our financial review and outlook.

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

Thanks, Ravi, and good morning, everyone. Let’s begin by walking through the income statement highlights.

Consolidated net sales in the first quarter of 2013 decreased 5.7% to $1.8 billion compared to the prior year period. Adjusted for currency translation store closures and pure business days this quarter, the consolidated adjusted sales decline was 4.3% versus the prior year. The holiday schedule negatively impacted the decline by nearly 1 percentage point in Q1 2013.

First-quarter Contract segment sales were $921.3 million, a decrease of 4.1% compared to the first quarter of 2012. The difference in the number of business days for the quarter accounted for approximately 1 percentage point of the decline.

In our US Contract business, which is approximately 2/3 of our Contract segment, sales decreased 3.5% from the prior year’s first quarter. Sales to existing customers declined 4.6% and net new sales were negative. In Q1, sales in our International Contract business decreased 5.4% in US dollars or a decrease of 5.2% on a local currency basis compared to the first quarter of 2012. Approximately 3 points of this decline was due to the difference in the number of business days compared to the prior year period.

First-quarter Retail segment sales decreased 7.3% to $845.4 million compared to the first quarter of 2012, reflecting fewer stores and a 5.4% decrease of same-store sales on a local currency basis. US-only Retail same-store sales decreased 5.7% driven by a mid-single-digit decline in transaction counts and comp sales declines in all three product lines. We experienced the steepest declines in technology which comped down high single digits and more modest declines in supplies and furniture. Average ticket was approximately flat despite significantly lower PC sales.

First-quarter Mexico same-store sales decreased 2.1% on a local currency basis. We opened one store and closed one store in Mexico.

OfficeMax gross margin was 26.0% for the first quarter, an increase of 20 basis points compared with the prior year period. Contract segment gross margin increased 30 basis points for the first quarter, primarily reflecting higher customer margins. Retail segment gross margin increased 30 basis points in total for the first quarter. The rate increase was driven by a sales mix shift away from the relatively lower margin technology category, especially PCs which was partially offset by deleveraging of occupancy costs due to lower sales and the expiration of the favorable purchase accounting for leases from the 2003 acquisition of the US Retail business, which expired at the end of 2012.

Adjusted total operating expense, which includes general and administrative expense, increased to 24.7% of sales in the first quarter of 2013 compared to 23.6% in the prior year quarter, which was approximately — but was approximately $5 million lower on an absolute dollar basis. Contract segment operating, selling and G&A expense was 21.0% of sales for the quarter, up from 19.6% in the first quarter of 2012. The increase was primarily due to the deleveraging of expenses due to lower sales and investments in growth and profitability initiatives.

Retail segment operating, selling and G&A expense was 27.6% of sales in Q1 2013 compared to 26.8% in the first quarter of 2012. This increase was due primarily to the deleveraging of expenses due to the lower sales.

Adjusted operating income margin for the first quarter of 2013 decreased to 1.3% from 2.2% in the prior year period, due to a 110 basis point decline in the Contract segment and a 60 basis point decline in the Retail segment.

As we mentioned in this morning’s press release, Corporate and Other segment operating expense was approximately $9 million in each period.

For the first quarter of 2013, we recorded adjusted net income of $10.1 million or $0.11 per diluted share compared to $19 million or $0.22 per diluted share in Q1 of last year. I want to remind you that these numbers exclude all Boise-related

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income as well as merger-related expenses. However, the adjusted profitability comparisons include the impact of the expiration of the favorable purchase accounting for leases.

Please note that adjusted sales growth, adjusted operating income, adjusted net income and adjusted earnings per share are non-GAAP financial measures which we reconciled to GAAP financials in our press release in Form 10-K.

Now, turning to the balance sheet, at the end of the first quarter we had cash and cash equivalents of $579 million and total debt, excluding the nonrecourse timber securitization notes of $237 million. Please bear in mind that the total debt I mentioned excludes the $735 million of nonrecourse debt shown on our GAAP balance sheet which is guaranteed by Wells Fargo. As we have said in the past and as we have demonstrated by the recent extinguishment of the Lehman-backed liability from our balance sheet, due to the nonrecourse pager of this debt, in order to reflect OfficeMax’s obligations accurately, we — as well as third parties, such as credit rating agencies — exclude this debt from the calculation of various financial metrics and ratios used to assess the valuation of the Company.

Now turning to working capital inventories and accounts payable at the end of Q1 were $34 million and $21 million lower, respectively, as compared to the prior year period, primarily reflecting reduced sales volumes across the business especially in PCs. Accounts receivable at the end of the first quarter were $9 million higher than the prior year period, primarily due to a higher vendor receivables balance.

Looking at cash flow, we generated $33 million of cash from operations in the first quarter of 2013 compared to $87 million in the prior year period. The decrease primarily reflects unfavorable working capital changes and lower adjusted earnings. As mentioned in our Q4 earnings script, Accounts Payable were unusually high at the end of 2012, primarily due to the favorable timing of certain items. Related to subsequent payments in Q1 resulted in an unfavorable use of working capital during the first quarter of 2013 as the Accounts Payable balance is now returning to a more normalized level. The timing of vendor receivables also contributed to the unfavorable working capital change and there were higher incentive compensation payments made in the first quarter of 2013 than the prior year period.

Capital expenditures, which were funded by cash from operations, totaled $28 million in the first quarter of 2013. This was primarily used for systems improvements related to our growth initiatives, software enhancements, including our ongoing SAP implementations, and infrastructure improvements.

Now turning to outlook. Our April sales trends have improved slightly from Q1. We remained focused on containing costs as we work to restore the topline while continuing to invest in our most critical core growth adjacencies.

So for the second quarter, we anticipate that total Company sales will be lower than the second quarter of 2012 including the projected favorable impact of foreign currency translations.

We also anticipate that for the second quarter of 2013, adjusted operating income margin will remain positive, but significantly lower than the adjusted margin rate in the second quarter of 2012. Keep in mind that the prior year period included both a dividend income from Boise and the positive impact from the favorable purchase accounting for leases.

With respect to consolidated gross margin, we expect a flat gross margin rate for the second quarter compared to the 25.6% rate in the prior year period despite the expiration of the approximately $3 million favorable purchase accounting for leases I just mentioned. We expect SG&A expense as a percentage of revenue to be higher than the second quarter of 2012, primarily due to lower sales volume.

Now turning for the — to the full year 2013, we anticipate that total Company sales for the year will be lower than the prior year including the projected favorable impact of foreign currency translations. Also keep in mind that we have been taking a significant number of stores out of our US Retail network, which impacts our overall reported sales growth rate. We expect sales decline to continue through the year, but at a less negative rate than the first quarter of 2013.

Adjusted operating income margin for the full year 2013 is anticipated to be lower than the adjusted margin rate of 2012, but higher than the adjusted margin rate for the first quarter of 2013 with adjusted operating income margins in the second half of 2013 anticipated to be better than the second half of the prior year.

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Also keep in mind that 2012 included the positive impact of the $11 million from the expiration of the favorable purchase accounting leases and approximately $8 million of Boise dividend income related to the 2003 merger.

With respect to consolidated gross margin we expect a slightly higher rate for the full year as compared to the 25.8% rate for 2012, despite discontinuation of the previously mentioned purchase accounting for leases item. Until late in 2013, our gross margin should benefit from our costs initiatives and a sales mix shift from fewer sales from the technology category on the Retail side of our business due to adjustments in our offering that we mentioned earlier. Also note that we currently expect year-over-year fuel-related costs to be neutral to slightly positive to gross margin this year based on the US Department of Energy forecast.

We expect full-year adjusted SG&A expense to be approximately in line with the — slightly lower than the prior year but higher than last year’s as a percentage of revenue due to the deleveraging from lower sales volume.

Our outlook also includes the following assumptions for the full year 2013. First, capital expenditures of approximately $80 million-$90 million primarily related to investments in IT, ecommerce, infrastructure and maintenance, which is significantly lower than our prior guidance. 2013 is a year of continued investment in our transformation, but given the market dynamics we have modified this year’s CAPEX to more closely match last year’s investment levels.

Depreciation and amortization were approximately $75 million-$80 million. Cash contributions to the frozen pension plans were approximately $3 million due to the pension funding stabilization legislation that took effect last summer. Pension expense of approximately $3 million, interest expense of approximately $65 million-$69 million and interest income of approximately $42 million-$45 million. And adjusted effective tax rate of approximately 34%. Cash flow from operations excluding merger-related costs to exceed capital expenditures. A net reduction in retail store count for the year with 15 to 20 store closures in the US, selective relocation and downsizing of existing stores and selective openings of new smaller format concept stores. Additionally we expect a total of four store openings and one store closure in Mexico.

And with that I’ll turn all back to Ravi.

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Thank you, Bruce. While the first-quarter results were below our expectations and economic challenges continue, we are making progress on our strategic plan, driving continued gross margin improvement and proactively reducing costs while building an innovation pipeline and increasing our emphasis on services.

On the merger front, in early April, we and Office Depot were very pleased to announce several significant milestones in the merger process. First, we passed some key regulatory milestones with the filing of the Registration Statement on Form S-4 with the US Securities and Exchange Commission. Each Company also received the anticipated second request from the FTC. Both Companies have responded promptly and continue to work cooperatively with the FTC. We still anticipate the transaction to close by calendar year end, subject to shareholder approval from both Companies and other customary, regulatory approvals.

Neil Austrian, Chairman and CEO of Office Depot, and I identified the co-Chairs for the integration planning process. Bruce Besanko, OfficeMax EVP, CFO and Mike Newman, Office Depot EVP and CFO. Bruce and Mike are sharing the important task of building an integration team chartered with developing a plan to ensure a smooth and productive transition while capturing the anticipated cost synergies. Neil and I are staying closely involved and providing overall stewardship and sponsorship of the process.

We have a small group of associates engaged in larger integration work, while the vast majority of our team continues to focus on running our independent business.

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And finally, the Boards of both Companies also appointed the CEO Selection Committee comprised of three Board members each from our respective Boards. The Selection Committee members are overseeing a comprehensive search process that considers Neil and myself as well as external candidates. The objective remains to select a CEO for the combined Company at or prior to transaction close.

As milestones occur, we remain diligent about communicating with our associates. We are frequently hosting town hall meetings, have launched an integration hub on our [intranet] and are generally increasing the intensity of our communications overall. We view our associates as the most critical assets of the business and are focused on keeping associates engaged and morale strong.

The OfficeMax Board and I are committed to addressing important issues for shareholders that impact the merger and are steadfastly working towards making the merger successful. Many of you have read that Office Depot has received an offer from its joint venture partner, Gigante, to sell its interest in the JV in Mexico, Central America, and Colombia. Under our merger agreement, any such transaction requires our consent.

Since the execution of the merger agreement, we have done a great deal of analysis, both independently and with Office Depot, to gain a deeper understanding of the Office Depot joint venture with Gigante, its value and important strategic and non-financial considerations. Consequently, we will continue to work constructively with Office Depot to pursue the best outcome for shareholders.

We hope you understand that we cannot provide real-time updates on any developments in this matter.

Although we remain competitors with Office Depot until the merger closes, all of these achievements have required an immense amount of teamwork between the OfficeMax and Office Depot teams. Neil and I have every confidence our teams will continue to press forward with the highest sense of urgency and collaboration while remaining independently focused on running our respective businesses well.

And with that we are glad to take some questions. Bruce and I are joined by Michael Lewis, President of Retail; John Kenning, President of Contract; Jim Barr, Chief Digital Officer; Kim Feil, our newly joined Chief Marketing and Strategy Officer; and Ron Lalla, our Chief Merchandising Officer.

QUESTION AND ANSWER

Operator

(Operator instructions). Oliver Wintermantel, ISI Group.

Oliver Wintermantel - ISI Group - Analyst

Good morning. You reported this quarter that traffic was down, you said you were less promotional and gross margins were up again in the quarter. Is there any strategy that you might be able to sacrifice gross margin for, for up traffic? Or how do you think about that?

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

So, let me kick it off and then, Michael, if you are on, want to talk about it. So I think we are trying to find an effective balance on that, Oliver, and then, I think on the promotional activity, part of it was also related to the fact that we didn’t have the clearances to weigh on tech that we had last year.

So one of the things on our pricing strategies is to make sure that on key value items for small businesses that we are competitive. So I think it is very key we look at driving the traffic as a very important thing. So we think we have an effective balance on price versus margins. Ron, or Michael, do you want to add anything?

Michael Lewis - OfficeMax Incorporated - Pres-Retail

It is Michael here. I can add a couple of points. Additionally, if we take a look at our promotional sales on a year-over-year basis, they are growing. And this is another indication that we are — our gross margin investments are fine at this point in time and again we evaluate this on an ongoing basis and our overall price position, relative to the channel. Non-channel remains competitive similar to prior periods.

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

The other, one last thing I would say, one of the key drivers for gross margin also is we put a lot of emphasis and will continue to put emphasis on private-label and that is a key driver and source information, all of which enhance gross margin without having to sacrifice the competitiveness to drive consumers in. Next question.

Oliver Wintermantel - ISI Group - Analyst

Thanks and maybe I can slide in a second one. You said sales from existing customers were down about 4.6% in the first quarter. Can you remind us what that ratio was so how much it was down in the previous few quarters?

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

John, do you want to tackle that?

John Kenning - OfficeMax Incorporated - EVP, Pres-Contract Business

Sure, Ravi. This is John Kenning. Our existing sales to our customers was down. As you are very aware from our last few calls, we focused heavily on our existing customers, looking at retention, which Ravi mentioned was at 92%. Our existing base was down 4.6% in this quarter. Last quarter it was down 4.7%. That was adjusted down — would be adjusted downward for weather last quarter from Sandy, the hurricane. But overall we see a slight improvement quarter over quarter.

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

But I think one of the things that has happened to all of us that the first half of last year, we really had improvements with our existing declines and, I think starting in third quarter and it really accelerated in fourth that the existing declines got exacerbated and accelerated which we are seeing the continuation. Part of it, I think fourth quarter aside from the Sandy

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effect was that you had the fiscal cliff and I think this whole uncertainty started with the fiscal cliff, and we are seeing that continue. And given that we have a high preponderance of large and enterprise accounts that affects us more in the balance because — and that is one of the reasons we are really driving the whole [SMB] effort because over time we want to change that mix.

Oliver Wintermantel - ISI Group - Analyst

Thanks very much.

Operator

Matthew Fassler, Goldman Sachs.

Matthew Fassler - Goldman Sachs - Analyst

Good morning and we have got two questions.

First of all, if you could expand a bit more on the investments that you are making in the Contract side, those seem to drive most of the shortfall versus our forecast. And if you could relate please how sustained you expect those investments to be. In other words, will you see investments at similar levels over the next several quarters?

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Let me kick it off and then John or Bruce can also add to it. So in terms of first and foremost I still have a huge amount of confidence in our whole Contract business. And I think the strategies we put in place 18 months ago have really been very sound and the fact that we have maintained our retention rate at the 92% [cost] levels is a testimony to how our associates continue to build relationships with customers and drive our service levels. The investments we make clearly have been on our growth adjacencies, the small business — small and medium business and for initiative has clearly been an important investment which is great important for us to change our longer term mix, because it is higher margins. And we are seeing the higher margins.

Also as I mentioned in our prepared remarks, our new account acquisition in SMB is continuing to progress in those 12 markets that we rolled out.

We also made investments in developing and growing our — some of our growth adjacencies. Our facilities product which is essentially cleaning, breakroom, and facility which we grew again double-digit. So I think adjacencies there have been a good one. Furniture has been another area that we put emphasis. I think through 2012 we had put traction as we did in parts of 2011. In the first quarter, we experienced some softness in furniture, but the trends we are seeing show, again, pickup on the furniture side.

So and then finally, one of the big investments has been in our whole digital side on the Contract website on our OfficeMax workplace.com, which has been I think a terrific investment and we are getting very positive customer reactions from those. So those will be some highlights.

John, anything you want to add?

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John Kenning - OfficeMax Incorporated - EVP, Pres-Contract Business

I think the key one was SMB that you talked about. We are expanding markets from last quarter. We entered into an additional four more, the 12 markets as you mentioned. We have had nice double-digit growth in the facility’s products and services business. And we’ve made nice investment in increasing our capabilities in that marketplace and continuing to go direct with some of our direct vendors, there, we have increased our capability. And then I would say overall in the furniture business we have seen great results in the last couple months from a backlog, so we are starting to see the trends overall in those three adjacencies continued to grow as you mentioned.

Matthew Fassler - Goldman Sachs - Analyst

And without getting too specific on the numbers, this was the first quarter of outright expense growth in the Contract business since the first quarter of 2011, I believe. Would you expect and as part of your guidance to deleverage that the dollars would remain higher year on year or was this a bit of an outlier?

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

Well, what I would say is that the guidance is that we are going to continue on the consolidated basis to deleverage although I mention on the absolute dollar level it will be flat to slightly down for the full year. We are going to continue to make investments though in the business. We are going to continue to invest in the transformation that Ravi has talked about and just one other add is that all of the digital initiatives affect the Contract segment.

Matthew Fassler - Goldman Sachs - Analyst

And since I already asked my — put my earlier question on the table just very briefly, you spoke about slower implementation of new account wins and I wonder what the effect of the merger which is clearly well known and well understood by the business community might be having either on new business wins or on new account implementations as we speak?

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

Naturally any time you go through a merger you are going to see a lot of questions from our customer base. We think we have done a very strong job of answering those around the merger, our efficiency. We have seen in our existing base and upswing both internally and with new customers in the first quarter of 2012 — or excuse me, 2013 that we will be implementing as we speak. So we feel good about the rest of the year as far as new customer acquisition. We are starting to see the transition. We are starting to see our customers.

But the big thing is, as Ravi mentioned earlier, in the existing base, we continue to work on that and drive that. Our mix from an enterprise standpoint and their caution right now in spending has been the biggest effect on the business in the first quarter.

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

So to be very direct, we don’t think that the new business implementation’s slowdown is related to the merger so these, for new business wins, because it takes usually 30 days to 60 days, 90 days depending on the accounts. These were accounts that were won in the fourth quarter. I think we think the implementation issue is more related to the economy and some of the things that people are seeing slower to make decisions and so the implementation-specific issue we don’t think was

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

necessarily related to merger. But as John said clearly you’ll always have some competitors who will try to take advantage of the situations. But we don’t think that was related to the implementation side.

Matthew Fassler - Goldman Sachs - Analyst

Thank you. I appreciate it.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Good morning. Wanted to ask just about the leverage sensitivity of the business, if you will. Ravi, obviously in your prepared remarks you mentioned how in 2012 the Company grew earnings and EBITDA and this, of course, came despite declines in sales in both the Contract and Retail businesses. On each of those two segments, what are the revenue declines that the Company is able to stomach and still be able to generate some EBIT expansion based on the current cadence that you are looking at today?

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

So, Bruce, why don’t you tackle that? Though I just want to clarify one thing, in 2012 while we had clearly revenue decline in the Retail side, US Contract — as I mentioned in my prepared remarks — when you extract out the 53rd week it actually grew as a segment and our digital initiatives, which are embedded in that, also grew double digit. So I think it was [2.3%] or so that I mentioned in the business. So we did have the sales growth did help us on the Contract side. So with that I will have Bruce answer your question specifically.

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

Good morning. Let me just take a step back. We obviously saw weakness beginning in the fourth quarter last year. We actually saw it continue into the first quarter, particularly in the first half of the quarter and as Ravi said, we think that there’s — it’s largely attributable to significant uncertainties in the macroeconomic area.

We have done historically a great job of taking out both fixed costs and certainly variable costs as the sales have come down. But in the first quarter, the sales decline was the 5.7% decline in the first quarter on a consolidated basis was simply too much for the P&L to withstand given the deleveraging both in our gross margin and in our SG&A.

But what I would tell you is that if history is any measure of what we are capable of accomplishing, we can as we see the revenues decline, we can take out sufficient levels of cost so that the P&L stays healthy. Unfortunately, just in the first quarter, given the level of declines we weren’t able to do that. But the consequence of what we saw in the first quarter is that we are going to take out and have taken out planned costs for the remainder of the year.

We expect that that will help the P&L and relative to our earlier expected levels of investment, those have now — we are now planning those down.

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Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

So, just to finish what Bruce said, for the remainder of the year the management team went into action and we started seeing this and so we identified — this management team has, I think, real competency in finding that next level of cost reductions and we put a plan in place, which is why we said that in the second half of the year, in the press release, that we expected and Bruce said in his prepared remarks that we had improved the profit trajectory. So to us, the two levels when you can’t drive the sales level, we look to the gross margin level and the cost reduction level. And I think we have proven that time and again that’s something that this management team is good at while we continue to try and find the solution to restoring topline growth.

Brad Thomas - KeyBanc Capital Markets - Analyst

That’s helpful. And if I could just ask a follow-up on the government sales. Could you remind us how big that is as a percentage of business today and maybe talk a little bit about what your expectations are going forward? Could we get another leg down as the sequestration kicks in to a greater degree?

John Kenning - OfficeMax Incorporated - EVP, Pres-Contract Business

So we don’t publish exactly the numbers from our government business. It is a substantial portion of our business and really the public sector in total is and we are watching it very closely. We are pointed continue to make the right changes in the business, the management both from a topline and a bottom-line standpoint in the Contract organization. We are seeing some opportunities in that business and we will continue to look at those, but it is tough sector as you are very aware of today and we are going to continue to manage it in a proper fashion.

Brad Thomas - KeyBanc Capital Markets - Analyst

Thank you and best of luck.

Operator

Michael Lasser, UBS.

Michael Lasser - UBS - Analyst

Good morning. Thanks for taking my questions, two of them. First on the cost reductions that you are implementing, does that draw away from the potential synergies that you are expecting to achieve with the merger of Office Depot? And if not, where are these buckets — where are the buckets of cost reduction coming from that wouldn’t touch the integrated synergies?

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Bruce.

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

Here is what I would say about the synergies. We announced and I remain committed and confident in the delivery of the $400 million-$600 million of synergies. Certainly there are significantly more synergies available to a combination of two companies than there are by one independent company. I feel very good about the synergies. I don’t think that there is any reason to believe that we are not going to deliver on the $400 million-$600 million. I remain very confident and feel very good about it.

Michael Lasser - UBS - Analyst

But you are not able to provide any more detail on where some of the cost reductions are coming from?

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

Well, the cost reductions that we have talked about are typically in some of the initiative spending that we had earlier planned for, for the year. There will be areas of investment that we are simply, we are just not going to do this year. We have deferred them into later quarters or perhaps next year but that is where the most significant portions of the cost reductions are coming from. Now we also have variable expense that will come out of the businesses, the [P&L] if the revenue was lower and so variable expense will go out as well.

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

I think part of it went on initiatives now that we have had about a year, a year and a half, driving these, this has also given us a window on a sense of which ones are more productive than others. So we have done some reprioritizing which allows us to trim down some of the investments there.

Secondly, remember last year, we started again looking at our international businesses, Australia and New Zealand, where the synergies, Canada and the US, and those continue to remain fertile grounds for us as we look at the next level of efficiency. So, as a management team we just are constantly looking for ways of driving cost reductions and we think that that it is a set of cost reductions that we can drive ingeniously within being independent. Then there is a whole bucket that you have when you merge two companies and we don’t see these two as — I think we can do both and we remain very confident of both of those.

Michael Lasser - UBS - Analyst

Let me follow up with one quick question on the operating environment. You cited sequestration, payroll taxes and healthcare as issues that are weighing on the environment. It seems like all those factors are probably going to get a lot worse before they get better.

So using this environment as a new norm and within that, are you holding share, losing share? And what can you do to maintain your position if that, if the current environment holds?

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Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

I think the — we have operated and with assumptions that the economy doesn’t really give you tailwind. Now if there is some sort of silver lining here, at least the April jobs report was slightly encouraging in that consumer confidence went up.

But we try to be even keel about it and just assume that and say, hey, let’s focus on what you can control. So I think with that, look, when we look at 2012 as a whole, when we look at the Contract business, we felt we had some share gains in there. In first quarter we saw some of that. We saw some loss of that share.

So you have got to look at the overall trends.

I think the key here for us is how do we — we have got to find the lever on getting that topline growth and I think all of those innovation initiatives that we talked about in Retail as well as our growth adjacencies in Contract and then driving digital, which we really think is the future, is what is going to really get us over time. And one of the things in terms of longer term to address are the structural issues of the industry which is why we embarked on this merger in the first place.

Michael Lasser - UBS - Analyst

That is very helpful. Thank you.

Operator

Gary Balter, Credit Suisse.

Mike Steele - OfficeMax Incorporated - VP,IR

Gary, you may be on mute.

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Did you have a question?

Operator

Your line is open.

Gary Balter - Credit Suisse - Analyst

I think I’m going to be on speaker. I apologize, I’m in Amsterdam. Just on the — you took a $25.3 million charge for store closings. Does that cover the 15 to 20 that you talked about for the year? Is that just the 5 US and the 1 Mexico just to give us some context of what stores cost to close?

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

I think that number may be reflective of prior year.

Gary Balter - Credit Suisse - Analyst

Okay, because that, wasn’t that in this quarter or is that last year?

Bruce Besanko - OfficeMax Incorporated - Chief Admin. Officer, CFO and EVP

I think it was last year.

Gary Balter - Credit Suisse - Analyst

So could you talk a little bit about any surprises that you got if any in the second request? Or was it pretty much as you would have expected?

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Yes. On the second request, first we anticipated that, and we have through — we are using DEKA, which we talked about. They are really an outstanding firm with great relationships with the FTC. We don’t — everything is proceeding according to plan and so, no.

Gary Balter - Credit Suisse - Analyst

I think Matt had asked a question about maybe some of the weakness reflects people, clients anticipating the merger. Have you seen any turnover in your salesforce or other behavior that may be impacting the business as well?

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

We are putting a tremendous amount of effort on retention of our associates, keeping them engaged and the ultimate testimony to me is the 92% customer retention which you know in this industry is not easy. And the fact that that we have held up and in terms of other than normal turnover, we’ve not seen any sort of mass exodus. Our teams really understand why we are taking great pains to understand the rationale for the merger, the structural issues in the industry, and how this really — we are going to create a new company that is about timing and can’t really reposition itself and yet we will just have more firepower to drive a lot of innovations that we have talked about. So no, we feel pretty comfortable about that.

Gary Balter - Credit Suisse - Analyst

Thank you very much.

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

Ravi Saligram - OfficeMax Incorporated - CEO, President and Director

Indeed. Is that the last question, Mike? Okay, thank you very much for being on the call. We appreciate it and have a great day.

Operator

That does conclude today’s presentation, everyone. You may now disconnect.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction in connection with OfficeMax’s proposed merger with Office Depot or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

Office Depot has filed with the SEC a registration statement on Form S-4 that includes a preliminary Joint Proxy Statement of OfficeMax and Office Depot that also constitutes a preliminary prospectus of Office Depot. The registration statement has not yet become effective. OfficeMax and Office Depot plan to mail the definitive Joint Proxy Statement/Prospectus to their respective shareholders in connection with the transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT OFFICEMAX, OFFICE DEPOT, THE TRANSACTION AND RELATED MATTERS. Investors and shareholders may obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by OfficeMax and Office Depot through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders may obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by OfficeMax with the SEC by contacting OfficeMax Investor Relations at 263 Shuman Blvd., Naperville, Illinois 60563 or by calling 630-864-6800, and may obtain free copies of the definitive Joint Proxy Statement/Prospectus and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, Florida 33496 or by calling 561-438-7878.

PARTICIPANTS IN THE SOLICITATION

OfficeMax and Office Depot and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective shareholders of OfficeMax and Office Depot in respect of the transaction described the Joint Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of OfficeMax and Office Depot in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Joint Proxy Statement/Prospectus. Information regarding OfficeMax’s directors and executive officers is contained in OfficeMax’s Annual Report on Form 10-K for the year ended December 29, 2012 and its Proxy Statement on Schedule 14A, dated March 19, 2013, which are filed with the SEC. Information regarding Office Depot’s directors and executive officers is contained in Office Depot’s Annual Report on Form 10-K for the year ended December 29, 2012 and Amendment No. 1 on Form 10-K/A, which are filed with the SEC.

MAY 07, 2013 / 02:00PM GMT, OMX - Q1 2013 OfficeMax Earnings Conference Call

FORWARD-LOOKING STATEMENTS

Certain statements made in this document and other written or oral statements made by or on behalf of OfficeMax and Office Depot constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding both companies’ future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. OfficeMax and Office Depot cannot guarantee that the macroeconomy will perform within the assumptions underlying their respective projected outlook; that their respective initiatives will be successfully executed and produce the results underlying their respective expectations, due to the uncertainties inherent in new initiatives, including customer acceptance, unexpected expenses or challenges, or slower-than-expected results from initiatives; or that their respective actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. In addition, forward-looking statements could be affected by the following additional factors, among others, related to the business combination: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy closing conditions; the ability to obtain regulatory approvals or third-party approvals for the transaction and the timing and conditions for such approvals; the ability to obtain approval of the merger by the stockholders of OfficeMax and Office Depot; the risk that the synergies from the transaction may not be realized, may take longer to realize than expected, or may cost more to achieve than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the ability to successfully integrate the businesses; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; future regulatory or legislative actions that could adversely affect OfficeMax and Office Depot; and business plans of the customers and suppliers of OfficeMax and Office Depot. The forward-looking statements made herein are based on current expectations and speak only as of the date they are made. OfficeMax and Office Depot undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding OfficeMax and Office Depot that may cause results to differ from expectations are included in the companies’ respective Annual Reports on Form 10-K for the year ended December 29, 2012, under 1A “Risk Factors”, and in the companies’ other filings with the SEC.